EX-35.1
(logo) citi


1123 - Servicer Compliance Statement
Transactions Listed With SEC


I, Herb Gover, Senior Vice President of CitiMortgage, Inc., certify that:

(a) A review of CitiMortgage, Inc. (the "Servicer") activities during the 12 month period ending December 31, 2010 ("Reporting Period") and of its performance under the applicable servicing agreement as identified on Schedule A has been made under my supervision.

(b) To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the applicable servicing agreement in all material respects throughout the Reporting Period.


February 25, 2011

By: /s/ Herb Gover
Name: Herb Gover
Title: Senior Vice President, CitiMortgage, Inc.
       Senior Officer in Charge of Servicing


(page)


Schedule A
Transactions Listed with SEC 2010
Deals in compliance


Investor/Bond Number       Security or Deal          Master Servicer or Trustee
                                                            or Investor

       77056               REDWOOD TRUST-WL 44       WELLS FARGO BANK-TRUSTEE